2225 West Chandler Boulevard, Chandler, AZ 85224

Rogers Corporation Reports Fourth Quarter and Full Year 2019 Results

Strong First Half Leads Rogers to Record 2019 Revenues
Market Uncertainty Tempering Q1 Outlook

Chandler, Arizona, February 20, 2020: Rogers Corporation (NYSE:ROG) today announced financial results for the 2019 fourth quarter and full year.

Full year 2019
The Company reported 2019 net sales of $898.3 million, a 2.2% increase compared to 2018 net sales of $879.1 million. Net sales during 2019 were unfavorably impacted by $20.9 million as a result of currency fluctuations, due to a weaker euro and renminbi. 2019 revenue increased 4.6%, relative to 2018, on a constant currency basis.

Full year 2019 net income was $47.3 million, or $2.53 per diluted share, compared to $87.7 million, or $4.70 per diluted share, for full year 2018. 2019 earnings were inclusive of a $43.9 million, or $2.35 per diluted share, non-cash after-tax pension settlement charge. On an adjusted basis, earnings were $6.14 per diluted share for full year 2019, compared to $5.77 per diluted share for full year 2018.

Adjusted EBITDA was $188.2 million, or 21.0% of net sales for full year 2019, versus $184.8 million, or 21.0% of net sales for full year 2018.

Gross margin was 35.0% in 2019, compared to 35.4% in 2018. Operating margin was 12.3% for full year 2019, compared to 12.8% in the full year of 2018. Adjusted operating margin was 15.7% in the full year of 2019, compared to 15.8% in the full year of 2018.

Fourth quarter 2019
The Company reported 2019 fourth quarter net sales of $193.8 million, a 12.7% decrease compared to 2019 third quarter net sales of $221.8 million and a 13.1% decrease compared to 2018 fourth quarter net sales of $222.9 million. Net sales for the 2019 fourth quarter were below the Company's previously announced guidance range of $200 to $210 million. Currency exchange rates unfavorably impacted the 2019 fourth quarter net sales by $1.1 million compared to 2019 third quarter net sales, and by $2.6 million compared to 2018 fourth quarter net sales.

Fourth quarter 2019 net loss was $(28.8) million, or ($1.55) per share, compared to net income of $23.4 million, or $1.25 per diluted share, in the third quarter of 2019 and $24.5 million, or $1.31 per diluted share, in the fourth quarter of 2018. The fourth quarter 2019 net loss was inclusive of a $43.9 million, or $2.35 per diluted share, non-cash after-tax pension settlement charge. This loss per share exceeded the Company's previously announced guidance of a loss per share ranging from ($1.43) to ($1.28). On an adjusted basis, earnings were $1.14 per diluted share for the 2019 fourth quarter compared to adjusted earnings of $1.51 per diluted share in the third quarter of 2019 and $1.67 per diluted share in the fourth quarter of 2018. Adjusted earnings exceeded the midpoint of the Company's previously announced guidance range of $1.00 to $1.15 per diluted share.

Adjusted EBITDA was $34.5 million, or 17.8% of net sales, for the fourth quarter of 2019 compared to $47.4 million, or 21.4% of net sales, reported in the third quarter of 2019 and $46.7 million, or 20.9% of net sales, reported in the fourth quarter of 2018.

Gross margin was 33.1% in the fourth quarter of 2019 compared to 35.6% in the third quarter of 2019 and 35.2% in the fourth quarter of 2018. Fourth quarter 2019 gross margin was within the Company's previously announced guidance range of 33% to 34%. Operating margin was 7.5% in the fourth quarter of 2019 compared to 13.5% in the third quarter of 2019 and 12.0% in the fourth quarter of 2018. Adjusted operating margin was 11.6% in the fourth quarter of 2019 compared to 16.3% in the third quarter of 2019 and 16.0% in the fourth quarter of 2018.

“For 2019 Rogers reported modest growth in revenue and adjusted earnings, despite challenging market conditions in the second half of the year,” stated Bruce D. Hoechner, Rogers' President and CEO. "Fourth quarter revenues were impacted by expected weakness in industrial and automotive markets and a greater than anticipated slowdown in wireless infrastructure demand. Looking ahead to the first quarter, we have limited visibility across multiple segments due to the still unfolding impact of the coronavirus outbreak, but believe that revenue will be impacted in the range of 7% to 10%. From a strategic growth perspective we remain optimistic regarding the outlook for Advanced Mobility applications and the China 5G wireless infrastructure market.”

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2019 fourth quarter net sales of $64.6 million, a 18.2% decrease compared to 2019 third quarter net sales of $79.0 million and a 10.8% decrease compared to 2018 fourth quarter net sales of $72.5 million. The sequential decrease in 2019 fourth quarter net sales was largely driven by lower demand for high frequency circuit materials used in 4G and 5G wireless infrastructure, partially offset by continued strength in Aerospace and Defense market demand. Fourth quarter 2019 net sales were unfavorably impacted by fluctuations in currency exchange rates of $0.3 million compared to 2019 third quarter net sales, and by $0.5 million compared to 2018 fourth quarter net sales.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2019 fourth quarter net sales of $80.0 million, a 15.7% decrease compared to 2019 third quarter net sales of $94.9 million and a 9.4% decrease compared to 2018 fourth quarter net sales of $88.3 million. The sequential decrease in 2019 fourth quarter net sales was primarily due to a seasonal decline in the portable electronics market and weakness in other markets. Fluctuations in currency exchange rates unfavorably impacted net sales by $0.3 million in the 2019 fourth quarter compared to 2019 third quarter net sales, and by $0.8 million compared to 2018 fourth quarter net sales.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2019 fourth quarter net sales of $43.9 million, a 1.8% increase compared to 2019 third quarter net sales of $43.1 million and a 22.6% decrease compared to 2018 fourth quarter net sales of $56.8 million. The 2019 fourth quarter sequential increase was primarily due to stronger demand for power semiconductor substrates used in the EV/HEV market, partially offset by lower rail and renewable energy market demand. Fourth quarter 2019 net sales were unfavorably impacted by fluctuations in currency exchange rates of $0.5 million compared to 2019 third quarter net sales and by $1.3 million compared to 2018 fourth quarter net sales.

Other
Other reported 2019 fourth quarter net sales of $5.2 million, a 9.1% increase compared to 2019 third quarter net sales of $4.8 million and a 4.0% decrease compared to 2018 fourth quarter net sales of $5.4 million.

Balance sheet and other highlights

Cash position
Rogers ended the fourth quarter of 2019 with cash and cash equivalents of $166.8 million, a slight decrease of $0.9 million from $167.7 million at December 31, 2018. The decrease in cash resulted from repayment of outstanding borrowings on our revolving credit facility of $105.5 million, capital expenditures of $51.6 million and $7.6 million in tax payments related to net share settlement of equity awards, largely offset by net cash provided by operating activities of $161.3 million. 2019 free cash flow generated was $109.7 million, compared to $19.7 million generated in 2018. The Company ended the year with cash that exceeded borrowings by $43.8 million. Borrowings exceeded cash by $60.7 million at December 31, 2018.

Effective tax rate
Rogers' effective tax rate for 2019 was 14.2% compared to 20.7% in 2018. The 2019 rate decreased primarily due to the increased utilization of research and development credits and excess tax deductions on stock-based compensation, partially offset by the disproportionate tax effect of the pension settlement charge and an increase in reserves for uncertain tax positions.

Pension Plan Termination
On October 17, 2019, in connection with the Company’s previously announced plans, the Company terminated the Rogers Corporation Defined Benefit Pension Plan, which had sufficient assets to satisfy all transaction obligations. This decision continues the Company’s strategy to improve cost competitiveness and reduces future risk. The Company recorded a total non-cash pre-tax settlement charge in connection with the termination of $53.2 million in the fourth quarter of 2019, or approximately $2.35 per diluted share.

Financial outlook
Rogers guides its 2020 first quarter net sales to a range of $185 to $200 million. The revenue range incorporates a 7% to 10% reduction from the expected impact of the coronavirus outbreak and is wider than normal due to uncertainty related to the evolving situation. The Company guides to a gross margin range of 32.5% to 33.5%. First quarter earnings is expected to be in the range of $0.50 to $0.70 per diluted share and adjusted earnings is expected to be in the range of $0.75 to $0.95 per diluted share. The 2020 full year effective tax rate is expected to be 20% to 21%. For the full year 2020, Rogers expects capital expenditures to be in a range of $40 to $45 million.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable the company’s growth drivers-- advanced connectivity and advanced mobility applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that could cause such results to differ include: failure to capitalize on, volatility within, or other adverse changes with respect to the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; the trade policy dynamics between the U.S. and China reflected in trade agreement negotiations and the imposition of tariffs and other trade restrictions, including trade restrictions on Huawei Technologies Co., Ltd.; fluctuations in foreign currency exchange rates; the results of our research and development efforts; adverse competitive developments, including the extent to which our products are incorporated into end-user products and systems and the extent to which those products and systems achieve commercial success; business interruptions due to catastrophes or other similar events, such as natural disasters, war, terrorism or public health crises; business development transactions and related integration considerations, including failure to realize, or delays in the realization of anticipated benefits of such transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; inability to obtain raw materials, including commodities, from single or limited source suppliers in a timely and cost effective manner; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss the 2019 fourth quarter and full year results will take place today, Thursday February 20, 2020 at 5pm ET.

A live webcast and slide presentation will be available under the investors section of
https://www.rogerscorp.com/investors.

To participate, please dial:

1-800-574-8929     Toll-free in the United States
1-973-935-8524     Internationally
The passcode for the live teleconference is 8027919.

If you are unable to attend, a conference call playback will be available from February 20, 2020 at approximately 8 pm ET through March 5, 2020 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 8027919.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET February 21, 2020.

Additional information
Please contact the Company directly via email or visit the Rogers website.

Investor contact:
Steve Haymore
Phone: 480-917-6026
Email: stephen.haymore@rogerscorporation.com

Website address: http://www.rogerscorp.com

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$193,768	$222,942	$898,260	$879,091
Cost of sales	129,565	144,567	583,968	568,308
Gross margin	64,203	78,375	314,292	310,783
Selling, general and administrative expenses	41,333	40,966	168,682	164,046
Research and development expenses	8,403	8,561	31,685	33,075
Restructuring and impairment charges	—	2,023	2,485	4,038
Other operating (income) expense, net	(116)	24	959	(3,087)
Operating income	14,583	26,801	110,481	112,711
Equity income in unconsolidated joint ventures	1,242	1,048	5,319	5,501
Pension settlement charges	(53,213)	—	(53,213)	—
Other income (expense), net	323	(347)	(592)	(994)
Interest expense, net	(1,146)	(2,126)	(6,869)	(6,629)
Income (loss) before income tax expense	(38,211)	25,376	55,126	110,589

Income tax expense	(9,451)	924	7,807	22,938
Net income (loss)	$(28,760)	$24,452	$47,319	$87,651

Basic earnings per share	$(1.55)	$1.33	$2.55	$4.77

Diluted earnings per share	$(1.55)	$1.31	$2.53	$4.70

Shares used in computing:
Basic earnings per share	18,587	18,385	18,573	18,374
Diluted earnings per share	18,587	18,687	18,713	18,659

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$166,849	$167,738
Accounts receivable, less allowance for doubtful accounts of $1,691 and $1,354	122,285	144,623
Contract assets	22,455	22,728
Inventories	132,859	132,637
Prepaid income taxes	4,524	3,093
Asbestos-related insurance receivables, current portion	4,292	4,138
Other current assets	10,838	10,829
Total current assets	464,102	485,786
Property, plant and equipment, net of accumulated depreciation of $341,119 and $317,414	260,246	242,759
Investments in unconsolidated joint ventures	16,461	18,667
Deferred income taxes	17,117	8,236
Goodwill	262,930	264,885
Other intangible assets, net of amortization	158,947	177,008
Pension assets	12,790	19,273
Asbestos-related insurance receivables, non-current portion	74,024	59,685
Other long-term assets	6,564	3,045
Total assets	$1,273,181	$1,279,344
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$33,019	$40,321
Accrued employee benefits and compensation	29,678	30,491
Accrued income taxes payable	10,649	7,032
Asbestos-related liabilities, current portion	5,007	5,547
Other accrued liabilities	21,872	23,789
Total current liabilities	100,225	107,180
Borrowings under revolving credit facility	123,000	228,482
Pension and other postretirement benefits liabilities	1,567	1,739
Asbestos-related liabilities, non-current portion	80,873	64,799
Non-current income tax	10,423	8,418
Deferred income taxes	9,220	10,806
Other long-term liabilities	13,973	9,596
Shareholders’ equity
Capital stock - $1 par value; 50,000 authorized shares; 18,577 and 18,395 shares issued and outstanding	18,577	18,395
Additional paid-in capital	138,526	132,360
Retained earnings	823,702	776,403
Accumulated other comprehensive loss	(46,905)	(78,834)
Total shareholders' equity	933,900	848,324
Total liabilities and shareholders' equity	$1,273,181	$1,279,344

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding amortization of acquisition intangible assets and discrete items, such as acquisition and related integration costs, change in foreign jurisdiction tax regulation on equity awards attributable to a prior period, asbestos related charges, environmental accrual adjustment, gain from indemnity claim and antitrust litigation settlements, losses or gains on the sale or disposal of property, plant and equipment, pension settlement charges, purchase accounting inventory adjustment, restructuring, severance, impairment and other related costs and transition services, net (collectively, “discrete items”) divided by adjusted weighted average shares outstanding - diluted;

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, net, income tax expense, depreciation and amortization, stock-based compensation expense and other discrete items detailed below in the adjusted operating margin;

(3) Adjusted operating margin, which the Company defines as operating margin excluding amortization of acquisition-related intangible assets and discrete items, such as acquisition and related integration costs, changes in foreign jurisdiction tax regulation on equity awards attributable to a prior period, asbestos related charges, environmental accrual adjustments, gains from indemnity claim and antitrust litigation settlement, gains or losses on the sale of property, plant and equipment, restructuring, severance, impairments and other related costs, and transition services related to asset acquisition;

(4) Free cash flow, which the Company defines as net cash provided by operating activities less non-acquisition capital expenditures.

Management believes adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin are useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. Management also believes free cash flow is useful to investors as an additional way of viewing the Company's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below. Management also believes that providing net sales information on a constant currency or FX adjusted basis is useful to investors as it allows for the comparison of net sales for the current period to past periods without the impact of changes in exchange rates (from various local currencies into US dollars) which occurred during the intervening time. To calculate constant currency revenues, we converted current period local currency revenues to US dollars at prior period rates, and used the resulting US dollar revenues to calculate growth vs. the prior period reported revenues.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share*:

	2019			2018
Earnings per diluted share	Q4	Q3	YTD	Q4	YTD
GAAP earnings per diluted share	$(1.55)	$1.25	$2.53	$1.31	$4.70

Acquisition and related integration costs	0.02	0.02	0.08	0.02	0.11
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	—	—	0.02	—	—
Asbestos-related charges	0.07	—	0.07	0.03	0.03
Environmental accrual adjustment	0.03	—	0.03	—	—
Gain from indemnity claim and antitrust litigation settlements	(0.03)	—	(0.03)	(0.06)	(0.21)
Loss (gain) on sale or disposal of property, plant and equipment	0.02	—	0.03	—	(0.02)
Pension settlement charges	2.35	—	2.35	—	—
Purchase accounting inventory adjustment	—	—	—	—	0.01
Restructuring, severance, impairment and other related costs	0.03	0.05	0.31	0.11	0.37
Transition services, net	0.01	0.01	0.04	0.08	0.11
Impact of including dilutive securities(a)	0.01	—	—	—	—
Total discrete items	$2.51	$0.08	$2.90	$0.18	$0.40

Earnings per diluted share adjusted for discrete items	$0.96	$1.33	$5.42	$1.49	$5.10

Acquisition intangible amortization	$0.18	$0.18	$0.72	$0.18	$0.67

Adjusted earnings per diluted share	$1.14	$1.51	$6.14	$1.67	$5.77
*Values in table may not add due to rounding.
(a)This represents the dilutive effect of awards under equity compensation plans. Refer to the table below for the effect on adjusted weighted average shares outstanding - diluted.

The following table reconciles weighted average shares outstanding - diluted under US GAAP to adjusted weighted average shares outstanding - diluted used in the calculation of adjusted diluted EPS:

	2019			2018
(shares in thousands)	Q4	Q3	YTD	Q4	YTD
Weighted average shares outstanding - diluted	18,587	18,724	18,713	18,687	18,659
Dilutive effect of awards under equity compensation plans	118	-	-	-	-
Adjusted weighted average shares outstanding - diluted	18,705	18,724	18,713	18,687	18,659

Reconciliation of GAAP net income to adjusted EBITDA*:

	2019			2018
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
Net income	$(28.8)	$23.4	$47.3	$24.5	$87.7

Interest expense, net	1.1	1.8	6.9	2.1	6.6
Income tax expense	(9.5)	5.3	7.8	0.9	22.9
Depreciation	7.6	7.6	31.4	10.3	33.5
Amortization	4.4	4.4	17.8	4.4	16.5
Stock-based compensation expense	3.0	3.2	12.3	2.7	11.2
Acquisition and related integration costs	0.5	0.5	1.9	0.4	2.6
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	—	—	0.5	—	—
Asbestos-related charges	1.7	—	1.7	0.7	0.7
Environmental accrual adjustment	0.8	—	0.8	—	—
Gain from indemnity claim and antitrust litigation settlements	(0.7)	—	(0.7)	(1.3)	(4.9)
Loss (gain) on sale or disposal of property, plant and equipment	0.4	—	0.6	—	(0.4)
Pension settlement charges	53.2	—	53.2	—	—
Purchase accounting inventory adjustment	—	—	—	—	0.3
Restructuring, severance, impairment and other related costs	0.8	1.3	7.7	2.7	9.0
Transition services lease income	(0.1)	(0.1)	(1.0)	(0.7)	(1.0)
Adjusted EBITDA**	$34.5	$47.4	$188.2	$46.7	$184.8
*Values in table may not add due to rounding.
**Adjusted EBITDA for the fourth quarter and full year of 2018 has been recast to reflect the add-back of stock-based compensation expense.

Reconciliation of GAAP operating margin to adjusted operating margin*:

	2019			2018
Operating margin	Q4	Q3	YTD	Q4	YTD
GAAP operating margin	7.5%	13.5%	12.3%	12.0%	12.8%

Acquisition and related integration costs	0.3%	0.2%	0.2%	0.2%	0.3%
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	—%	—%	0.1%	—%	—%
Asbestos-related charges	0.9%	—%	0.2%	0.3%	0.1%
Environmental accrual adjustment	0.4%	—%	0.1%	—%	—%
Gain from indemnity claim and antitrust litigation settlements	(0.4)%	—%	(0.1)%	(0.6)%	(0.6)%
Loss (gain) on sale or disposal of property, plant and equipment	0.2%	—%	—%	—%	(0.1)%
Restructuring, severance, impairment and other related costs	0.4%	0.6%	0.9%	1.2%	1.0%
Transition services, net	0.1%	—%	0.1%	0.9%	0.3%
Total discrete items	1.8%	0.8%	1.5%	2.0%	1.0%
Operating margin adjusted for discrete items	9.4%	14.3%	13.8%	14.0%	13.8%

Acquisition intangible amortization	2.3%	2.0%	2.0%	2.0%	1.9%

Adjusted operating margin	11.6%	16.3%	15.7%	16.0%	15.8%
*Percentages in table may not add due to rounding.

Reconciliation of net cash provided by operating activities to free cash flow:

	2019			2018
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
Net cash provided by operating activities	$45.7	$48.2	$161.3	$33.4	$66.8
Non-acquisition capital expenditures	(12.8)	(14.8)	(51.6)	(10.6)	(47.1)
Free cash flow	$32.9	$33.4	$109.7	$22.8	$19.7

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2019 fourth quarter:

Guidance Q4 2019
GAAP earnings per diluted share	($1.43) - ($1.28)

Discrete items*	$2.25

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.00 - $1.15
*Discrete items included a $52 million to $56 million non-cash pre-tax charge associated with the termination of the Rogers Corporation Defined Benefit Pension Plan.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2020 first quarter:

Guidance Q1 2020
GAAP earnings per diluted share	$0.50 - $0.70

Discrete items	$0.10

Acquisition intangible amortization	$0.15

Adjusted earnings per diluted share	$0.75 - $0.95
# # # #